Exhibit 99.1

RUTH’S CHRIS STEAK HOUSE, INC. ANNOUNCES

REVISED NOMINATIONS FOR ANNUAL MEETING

HEATHROW, Fla — (BUSINESS WIRE) — May 7, 2008 – Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) announced today that its Board of Directors has authorized a revised slate of nominees for election to the Company’s Board at the 2008 Annual Meeting of Stockholders. The Board acted on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors.

The nominees approved by the Board are each of the current directors, with the exception of Craig S. Miller who resigned as a director on May 5, 2008. Further, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors set the size of the Board at 4 directors, effective as of the Company’s 2008 Annual Meeting of Stockholders. The 2008 Annual Meeting of Stockholders will be held on Thursday, May 22, 2008, at Ruth’s Chris Steak House (Lake Mary), 80 Colonial Center Parkway, Sanford, Florida 32746.

Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Those proxies, and any proxies returned before the Annual Meeting, will be voted for the directors nominated by the Board of Directors as instructed on the proxy, except that votes will not be cast for Mr. Miller in light of his no longer being a nominee of the Board of Directors. Stockholders may revoke any previously delivered proxy at any time before it is voted at the Annual Meeting by sending a written revocation, by submitting another proxy on a later date, by attending the Annual Meeting and voting in person or, in the case of stockholders whose shares are voted through a bank or broker, by contacting the bank or brokerage firm.

About Ruth’s Chris Steak House

Ruth’s Chris Steak House, Inc. is the largest fine-dining steakhouse company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, and has 121 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion...“sizzling.”

To experience fine dining at its prime...just follow the sizzle to Ruth’s Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Ruth’s Chris Steak House, Inc. also owns Mitchell’s Fish Market, which operates under the names Mitchell’s Fish Market and Columbus Fish Market, an award-winning, upscale casual seafood restaurant and bar recognized for its high quality food, contemporary dining atmosphere, and excellent service, with 19 locations, and Cameron’s Steakhouses, which operate under the names Cameron’s Steakhouse and Mitchell’s Steakhouse, a sophisticated 21st century update of the upscale American steakhouse, with three locations. For information, reservations, or to purchase gift cards, visit www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com

Contact:

ICR

Investor Relations:

Tom Ryan, 203-682-8200

tryan@icrinc.com

or

Raphael Gross, 203-682-8200

rgross@icrinc.com

or

Media:

Alecia Pulman, 203-682-8259

alecia.pulman@icrinc.com